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                                                                      Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We have issued our report dated December 18, 1998 (except for note 14, as to which the date is December 28, 1998 and note 4, as to which the date is February 16, 1999 and notes 2 and 15, as to which the date is November 12, 1999) accompanying the consolidated financial statements included in the Annual Report of TeleVideo, Inc. and Subsidiaries on Form 10-K for the year ended October 31, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statement of TeleVideo, Inc. on Form S-8 (File No. 33-26203, effective November 2, 1992).

/s/ Grant Thornton LLP
-----------------------------
Grant Thornton LLP

San Jose, California
November 23, 1999